Execution Version
AMENDMENT NO. 1
to
AGREEMENT AND PLAN OF MERGER

December 20, 2023

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of September 26, 2022 (the “Agreement”), is made and entered into as of December 20, 2023, by and among Provident Financial Services, Inc., a Delaware corporation (“Provident”), NL 239 Corp., a Delaware corporation and a direct, wholly owned Subsidiary of Provident (“Merger Sub”), and Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 8.1(c) of the Agreement, either Provident or Lakeland may terminate the Agreement at any time prior to the Effective Time if the Merger shall not have been consummated on or before December 26, 2023, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Agreement to perform or observe the obligations, covenants and agreements of such party set forth therein; and

WHEREAS, Provident, Merger Sub and Lakeland desire to amend the Agreement in accordance with Section 9.2 thereof as provided below in order to extend the date after which either party may terminate the Agreement pursuant to Section 8.1(c) thereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in the Agreement and this Amendment, and intending to be legally bound hereby, the parties agree as follows:

1.Amendment. Section 8.1(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c)    by either Provident or Lakeland if the Merger shall not have been consummated on or before March 31, 2024 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;”

2.Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

3.Miscellaneous. This Amendment hereby incorporates the provisions of Article IX of the Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROVIDENT FINANCIAL SERVICES, INC.

By:    /s/ Anthony J. Labozzetta
    Name: Anthony J. Labozzetta
    Title: President and Chief Executive Officer

NL 239 CORP.

By:    /s/ Anthony J. Labozzetta
    Name: Anthony J. Labozzetta
    Title: President

LAKELAND BANCORP, INC.

By:    /s/ Thomas J. Shara
    Name: Thomas J. Shara
    Title: President and Chief Executive Officer

    [Signature Page to Amendment No. 1 to Agreement and Plan of Merger]